Exhibit 10.7

LATIGO BIOTHERAPEUTICS, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

ADOPTED: JUNE 17, 2026

Each member of the Board of Directors (the “Board”) of Latigo Biotherapeutics, Inc. (the “Company”) who is not also serving as an employee of or consultant to the Company or any of its subsidiaries (each such member, an “Eligible Director”) will receive the compensation described in this Non-Employee Director Compensation Policy (this “Policy”) for his or her Board service upon and following the date of the underwriting agreement between the Company and the underwriters managing the initial public offering of the Company’s common stock (the “Common Stock”), pursuant to which the Common Stock is priced in such initial public offering (such date, the “Effective Date”).

This Policy will be effective as of the Effective Date and may be amended at any time in the sole discretion of the Board or the Compensation Committee of the Board (the “Compensation Committee”).

A.	Annual Cash Compensation

Commencing on the Effective Date, each Eligible Director will receive the cash compensation set forth below for service on the Board. Cash compensation amounts will be paid in equal quarterly installments, payable in arrears on the last day of each fiscal quarter in which the service occurred. If an Eligible Director joins the Board or a committee of the Board at a time other than effective as of the first day of a fiscal quarter, each annual retainer set forth below will be pro-rated based on days served in the applicable fiscal quarter, with the pro-rated amount paid for the first fiscal quarter in which the Eligible Director provides the service and regular full quarterly payments thereafter. All annual cash fees are vested upon payment.

1.	Annual Board Service Retainer:

a.	All Eligible Directors: $40,000

b.	Chairman of the Board (in addition to Eligible Director Annual Board Service Retainer): $60,000

2.	Annual Committee Chair Service Retainer:

a.	Chair of the Audit Committee: $20,000

b.	Chair of the Compensation Committee: $15,000

c.	Chair of the Nominating and Governance Committee: $10,000

3.	Annual Committee Member Compensation (not applicable to Committee Chairs):

a.	Member of the Audit Committee: $10,000

b.	Member of the Compensation Committee: $7,500

c.	Member of the Nominating and Governance Committee: $5,000

B.	Equity Compensation

Equity awards will be granted under the Company’s 2026 Equity Incentive Plan, as may be amended from time to time, or any successor plan thereto (the “Plan”). All equity awards granted pursuant to this Policy will be in the form of stock options.

(a) Automatic Equity Grants.

(b) Initial Grant. For each Eligible Director who is first elected or appointed to the Board following the Effective Date, on the date of such Eligible Director’s initial election or appointment to the Board (or, if such date is not a market trading day, the first market trading day thereafter), the Eligible Director will be automatically, and without further action by the Board or the Compensation Committee, granted a stock option to purchase 38,291 shares of Common Stock (the “Initial Grant”). The shares subject to the Initial Grant will vest monthly over three years, subject to the Eligible Director’s Continuous Service (as defined in the Plan) through each such vesting date, and will vest in full upon a Change in Control (as defined in the Plan).

(c) Annual Grant. On the date of each annual stockholder meeting of the Company held after the Effective Date, each Eligible Director who continues to serve as a non-employee member of the Board following such stockholder meeting will be automatically, and without further action by the Board or the Compensation Committee, granted a stock option to purchase 19,145 shares of Common Stock (the “Annual Grant”). The shares subject to the Annual Grant will vest in full on the earlier of the date that is 12 months following the grant date thereof or the date of the Company’s next annual stockholder meeting, subject to the Eligible Director’s Continuous Service (as defined in the Plan) through such vesting date, and will vest in full upon a Change in Control (as defined in the Plan).

C.	Expenses

The Company will reimburse an Eligible Director for ordinary, necessary and reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in Board and committee meetings; provided, that such Eligible Director timely submit to the Company appropriate documentation substantiating such expenses in accordance with the Company’s travel and expense policy, as in effect from time to time.

D.	Non-Employee Director Compensation Limit

Notwithstanding the foregoing, the aggregate value of all compensation granted or paid, as applicable, to any individual for service as a Non-Employee Director (as defined in the Plan) shall in no event exceed the limits set forth in Section 3(d) of the Plan.

2